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                              BRIAN T. FITZPATRICK
                           751 East Artesia Boulevard
                            Carson, California 90746

                                  May 31, 2000


Chromatics Color Sciences
International, Inc.
5 East 80th Street
New York, New York  10021

Ladies and Gentlemen:

                  This letter agreement (this "Agreement") relates to that certain Agreement of Purchase and Sale, dated as of April 17, 2000 (the "Purchase Agreement") by and among Chromatics Color Sciences International, Inc., a New York corporation ("Purchaser"), and the shareholders of Gordon Acquisition Corp., a Delaware corporation (the "Company") (collectively, the shareholders of the Company are referred to herein as the "Sellers"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Purchase Agreement.

                  For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and the Sellers, acting herein through the Shareholder Representative, hereby agree as follows:

                  1. Extension of Right to Terminate. Notwithstanding anything to the contrary in the Purchase Agreement, the parties acknowledge and agree that Section 7.1(b) shall be amended in its entirety to read as follows:

                  "(b) by the Majority Sellers or the Buyer at any time after June 2, 2000; provided, however, that no party hereto shall have the right to terminate this Agreement under this Section 7.1(b) if such party's failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date;"

                  2. Miscellaneous. This Agreement (i) shall be binding upon the parties hereto and their respective successors, agents, representatives, assigns,


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officers, directors and employees; (ii) may not be amended or modified except in writing; (iii) represents the entire understanding between the parties with respect to the subject matter hereof; (iv) may be executed in separate counterparts, each of which shall be deemed an original but all such counterparts shall together constitute one and the same instrument; and (v) shall be governed by and construed in accordance with the laws of the State of New York. Except for the foregoing, the provisions of the Purchase Agreement shall govern the subject matter hereof as it relates to the Purchase Agreement; provided that, in the event of any conflict between the Purchase Agreement and this Agreement, the provisions of this Agreement shall govern.

                  If you agree with the foregoing terms, please indicate your acceptance thereof by signing where indicated below.

                                               Very truly yours,

                                               /s/ Brian T. Fitzpatrick
                                               --------------------------
                                               Brian T. Fitzpatrick,
                                               Shareholder Representative

ACKNOWLEDGED AND AGREED:

CHROMATICS COLOR SCIENCES
INTERNATIONAL, INC.:


/s/ Darby S. Macfarlane
---------------------------
Darby S. Macfarlane
Chairperson of the Board
and Chief Executive Officer


Date: May 31, 2000



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